Exhibit 10.36
AMENDMENT NO. 13, dated as of January 2, 2015,
to that Employment Agreement dated April 1, 2002 (the "Agreement")
by and between DAVID BONNETT (the "Executive") and
AMERICAN MEDIA, INC. (the "Company").

Effective as of the date first written above, the Agreement is hereby amended as follows:

1.    Paragraph 1a of the Employment Agreement is hereby deleted and the following substituted therefore:

Employment Term. The Company shall employ Executive until March 31, 2017 (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement. The Agreement shall be considered effective as of April 1, 2002 (the "Effective Time").

2.    Paragraph 6(E) of the Employment Agreement is hereby deleted and the following substituted therefore:

E) severance pay in the amount of twelve (12) months Base Salary, if termination is for any reason other than Cause or Expiration of the Employment Term or resignation by Executive. Severance pay, if any, will be payable in twenty six (26) equal bi-weekly installments. Executive will be required to execute and return the Company's form Separation and Release of Claims Agreement within 45 days after Executive's termination of employment in order to be eligible to receive the severance pay described above. Payment of Executive's severance shall commence no earlier than seven (7) calendar days after the Company receives the executed Separation and Release and no later than 90 days after the date of Executive's separation from service (as defined in Section 1.409A-1 (h) of the Treasury Regulations) ("Separation from Service"), the exact date to be determined by the Company in its sole discretion, provided that Executive timely executes and returns the Separation and Release of Claims Agreement and does not subsequently revoke such execution. For all purposes of Section 409A of the Internal Revenue Code (the "Code") and the related regulations, Executive's entitlement to severance pay pursuant to this Agreement shall be treated as an entitlement to a series of separate payments. To the extent permitted under Section 409A of the Code and the related regulations, any such payments that are excluded from the definition of "deferral of' compensation" pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations shall not be taken into account in determining the eligibility of the remaining severance payments for exclusion from the definition of "deferral of compensation" pursuant to Section 1.409A-1 (b)(9)(iii) of the Treasury Regulations. "Cause" shall mean (i) Executive's continued failure or refusal to substantially perform Executive's duties hereunder tor a period of 1 0 days following written notice by the Company to Executive of such failure or refusal, (ii) dishonesty in the performance of Executive's duties hereunder, (iii) an act or acts on Executive's part constituting (x) a felony under the laws of the United States or any state thereof' or (y) a misdemeanor involving moral turpitude, (iv) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (v) Executive's breach of any provision of this agreement, including the attached addendum. Additionally, if Executive becomes physically or mentally incapacitated for a continuous period of90 days, the Company has the right to terminate Executive's employment without paying severance. For the purposes hereof. the term "physical or mental incapacity'' means Executive's inability to perform the principal duties as contemplated by this agreement.

Executive will be permitted to fly business class when approved, which will be determined on a case by case basis at the sole discretion of the Chairman/CEO.

All other terms and conditions of Your Employment Agreement and any subsequent amendments of that Employment Agreement shall remain in full force and effect (unless modified above).

IN WITNESS WEREOF, the parties hereto have duly executed this Amendment No. 13 as of the date first written above.

AMERICAN MEDIA, INC.

By:	/s/ Daniel Rotstein
Daniel Rotstein

/s/ David Bonett
David Bonnett